As filed with the Securities and Exchange Commission on March 2, 2015

Registration No. 333-202107

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ViewRay Incorporated

(Exact name of Registrant as specified in its charter)

Delaware	3845	20-0818429
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(440) 703-3210

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Chris A. Raanes

President & Chief Executive Officer

ViewRay Incorporated

2 Thermo Fisher Way

Oakwood Village, Ohio 44146

(440) 703-3210

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark V. Roeder, Esq. Brian D. Paulson, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600	D. David Chandler Chief Financial Officer ViewRay Incorporated 2 Thermo Fisher Way Oakwood Village, Ohio 44146 Telephone: (440) 703-3210	Mark B. Weeks, Esq. John T. McKenna, Esq. David G. Peinsipp, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304 Telephone: (650) 843-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, $0.01 par value per share	$69,000,000	$8,018

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes shares that the underwriters have the option to purchase.
(2)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 2 to Form S-1 Registration Statement (Registration No. 333-202107) of ViewRay Incorporated is being filed solely to include exhibits to the Registration Statement. Accordingly, Part I, the form of prospectus, has been omitted from this filing.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except for the Securities and Exchange Commission, or SEC, registration fee, the FINRA filing fee and The NASDAQ Global Market listing fee.

Item	Amount to be paid
SEC registration fee		$8,018
FINRA filing fee		10,850
The NASDAQ Global Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky, qualification fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	To be completed by amendment

Item 14. Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation and amended and restated bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

■	any breach of the director’s duty of loyalty to us or our stockholders;

■	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

■	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

■	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws provide that:

■	we may indemnify our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

■	we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

■	the rights provided in our amended and restated bylaws are not exclusive.

Our amended and restated certificate of incorporation, to be attached as Exhibit 3.2 hereto, and our amended and restated bylaws, to be attached as Exhibit 3.4 hereto, provide for the indemnification provisions described above and elsewhere herein. We intend to enter into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of directors and officers for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the underwriters of us and our officers who sign this Registration Statement and directors for specified liabilities, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

The following list sets forth information as to all securities we have sold since December 1, 2011, which were not registered under the Securities Act.

1.	In March 2012, we issued an aggregate of 12,610,290 shares of Series C convertible preferred stock at a price per share of $2.086 for aggregate gross consideration of $26.3 million to 18 accredited investors, which included 5,242,550 shares of Series C convertible preferred stock which were issued pursuant to the conversion of $10.3 million aggregate principal amount of convertible promissory notes.
2.	In November 2012, we issued an aggregate of 2,815,127 shares of Series D-1 convertible preferred stock at a price per share of $2.086 for aggregate gross consideration of $5.9 million to seven accredited investors. The shares of Series D-1 convertible preferred stock issued in November 2012 were exchanged for shares of Series B convertible preferred stock in our recapitalization.
3.	In February 2013, we amended and restated the Series D-1 convertible preferred stock purchase agreement to issue an additional 2,396,931 shares of Series D-1 convertible preferred stock at a price per share of $2.086 for aggregate gross consideration of $5.0 million to seven accredited investors. The shares of Series D-1 convertible preferred stock issued in February 2013 were exchanged for shares of Series B convertible preferred stock in our recapitalization.
4.	In May and June 2013, we issued an aggregate of 7,344,692 shares of Series D-2 convertible preferred stock at a price per share of $2.086 for aggregate gross consideration of $15.3 million to 27 accredited investors. The shares of Series D-2 convertible preferred stock issued in May and June 2013 were immediately exchanged for shares of Series B convertible preferred stock in our recapitalization.
5.	In November 2013, we issued an aggregate of 6,249,997 shares of Series C convertible preferred stock at a price per share of $2.40 for aggregate gross consideration of $15.0 million to eight accredited investors.

6.	In August and November 2014, we issued convertible promissory notes for an aggregate principal amount of $10.0 million to seven accredited investors.
7.	In December 2014 and January 2015, we issued an aggregate of 6,780,582 shares of Series C convertible preferred stock at a price per share of $2.40 for aggregate gross consideration of $16.3 million to 10 accredited investors, including the conversion of all outstanding principal and interest under the 2014 Notes into shares of Series C convertible preferred stock.
8.	In February 2015, we issued 6,250,000 shares of Series C convertible preferred stock at a price per share of $2.40 for gross consideration of $15.0 million to one accredited investor.
9.	We granted stock options and stock awards to employees, directors and consultants under the 2008 Stock Option and Incentive Plan covering an aggregate of 13,208,536 shares of common stock, at a weighted-average exercise price of $0.31 per share. Of these, options covering an aggregate of 2,240,308 shares were canceled without being exercised.
10.	We sold an aggregate of 462,805 shares of common stock to employees, directors and consultants for cash consideration in the aggregate amount of $142 thousand upon the exercise of stock options and stock awards.

We claimed exemption from registration under the Securities Act for the sale and issuance of securities in the transactions described in paragraphs (1)-(7) by virtue of Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act as transactions not involving any public offering. All of the purchasers of unregistered securities for which we relied on Section 4(2) and/or Regulation D represented that they were accredited investors as defined under the Securities Act. We claimed such exemption on the basis that (a) the purchasers in each case represented that they intended to acquire the securities for investment only and not with a view to the distribution thereof and that they either received adequate information about the Registrant or had access, through employment or other relationships, to such information and (b) appropriate legends were affixed to the stock certificates issued in such transactions.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs (8)-(9) above under Section 4(2) of the Securities Act, in that such sales and issuances did not involve a public offering, or under Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this Registration Statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakwood Village, Ohio, on this 27th day of February, 2015.

VIEWRAY INCORPORATED

By:	/s/ Chris A. Raanes
Chris A. Raanes President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Chris A. Raanes Chris A. Raanes	President, Chief Executive Officer and Director (Principal Executive Officer)	February 27, 2015

/s/ D. David Chandler D. David Chandler	Chief Financial Officer (Principal Financial and Accounting Officer)	February 27, 2015

* Joshua Bilenker, M.D.	Director	February 27, 2015

* David Bonita, M.D.	Director	February 27, 2015

* Caley Castelein, M.D.	Director	February 27, 2015

* James F. Dempsey, Ph.D.	Director	February 27, 2015

* Mark S. Gold, M.D.	Director	February 27, 2015

Aditya Puri	Director

* Peter Roemer, Ph.D.	Director	February 27, 2015

* Robert Weisskoff, Ph.D.	Director	February 27, 2015

Signature	Title	Date

Philip Yang	Director

*By:	/s/ D. David Chandler
D. David Chandler
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement.

3.1**	Amended and Restated Certificate of Incorporation, currently in effect.

3.2*	Form of Amended and Restated Certificate of Incorporation, to be in effect immediately prior to the consummation of this offering.

3.3**	Bylaws, currently in effect.

3.4*	Form of Amended and Restated Bylaws, to be in effect immediately prior to the consummation of this offering.

4.1	Reference is made to Exhibits 3.1 through 3.4.

4.2*	Form of Common Stock Certificate.

4.3**	Sixth Amended and Restated Investor Rights Agreement, dated as of November 18, 2013 by and among ViewRay Incorporated and certain investors named therein.

4.3(a)**	Amendment to Sixth Amended and Restated Investor Rights Agreement, dated as of February 18, 2015 by and among ViewRay Incorporated and certain investors named therein.

5.1*	Opinion of Latham & Watkins LLP.

10.1(a)**	Office Lease, effective April 17, 2008, by and between Cleveland Industrial Portfolio, LLC and ViewRay Incorporated.

10.1(b)**	First Amendment to the Office Lease, effective April 16, 2013 by and between Cleveland Industrial Portfolio, LLC and ViewRay Incorporated.

10.1(c)**	Second Amendment to the Office Lease, effective August 13, 2014 by and between Cleveland Industrial Portfolio, LLC and ViewRay Incorporated.

10.2**	Office Lease, effective June 19, 2014, by and between BXP Research Park LP and ViewRay Incorporated.

10.3#**	Employment Agreement, effective January 18, 2013, by and between ViewRay Incorporated and Chris A. Raanes.

10.4#**	Offer Letter, dated October 13, 2010, by and between ViewRay Incorporated and D. David Chandler.

10.5#**	First Amended and Restated Offer Letter, dated October 6, 2010, by and between ViewRay Incorporated and James F. Dempsey, Ph.D.

10.6#**	Offer Letter, dated December 9, 2011, by and between ViewRay Incorporated and Michael Brandt.

10.7†	Manufacturing and Supply Agreement, effective September 18, 2013, by and between ViewRay Incorporated and Japan Superconductor Technology, Inc.

10.8(a)†	Development and Supply Agreement, effective May 29, 2008, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

10.8(b)†**	Amendment No. 1 to the Development and Supply Agreement, effective December 1, 2009, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

10.8(c)†	Amendment No. 2 to the Development and Supply Agreement, effective May 4, 2010, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

10.8(d)†**	Amendment No. 3 to the Development and Supply Agreement, effective February 9, 2011, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

Exhibit Number	Description

10.8(e)†**	Amendment No. 4 to the Development and Supply Agreement, effective May 11, 2012, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

10.8(f)†	Amendment No. 5 to the Development and Supply Agreement, effective May 30, 2012, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

10.8(g)†	Amendment No. 6 to the Development and Supply Agreement, effective February 21, 2014, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

10.9†	Master Services Agreement, effective February 15, 2011, by and between ViewRay Incorporated and Siemens Aktiengesellschaft, Healthcare Sector.

10.10†	Cobalt-60 Source Supply and Removal Agreement, effective December 19, 2013, by and between ViewRay Incorporated and Best Theratronics, Ltd.

10.11†	Development and Supply Agreement, effective June 24, 2009, by and between ViewRay Incorporated and Manufacturing Sciences Corporation.

10.12(a)†	Development and Supply Agreement, effective July 9, 2009, by and between ViewRay Incorporated and Tesla Engineering Limited.

10.12(b)	Amendment No. 1 to the Development and Supply Agreement, effective January 20, 2015, by and between ViewRay Incorporated and Tesla Engineering Limited.

10.13†	Development and Supply Agreement, effective July 2, 2010, by and between ViewRay Incorporated and PEKO Precision Products, Inc.

10.14(a)†	Amended and Restated Joint Development and Supply Agreement, effective May 15, 2008, by and between ViewRay Incorporated and 3D Line GmbH.

10.14(b)†**	Amendment No. 1 to the Amended and Restated Joint Development and Supply Agreement, effective August 13, 2008, by and between ViewRay Incorporated and Euromechanics Medical GmbH.

10.14(c)†	Amendment No. 2 to the Amended and Restated Joint Development and Supply Agreement, effective November 27, 2009, by and between ViewRay Incorporated and Euromechanics Medical GmbH.

10.15†	Development and Supply Agreement, effective June 1, 2010, by and between ViewRay Incorporated and Quality Electrodynamics, LLC.

10.16(a)†	Standard Exclusive License Agreement with Sublicensing Terms, effective December 15, 2004, by and between ViewRay Incorporated and the University of Florida Research Foundation, Inc.

10.16(b)†	Amendment No. 1 to the Standard Exclusive License Agreement with Sublicensing Terms, effective December 6, 2007, by and between ViewRay Incorporated and the University of Florida Research Foundation, Inc.

10.17(a)†	Loan and Security Agreement, effective December 16, 2013, by and among ViewRay Incorporated, Hercules Technology Growth Capital, Inc. and Hercules Technology III, L.P.

10.17(b)**	Warrant Agreement, effective December 16, 2013, by and between ViewRay Incorporated and Hercules Technology III, L.P.

10.18(a)#**	ViewRay Incorporated 2008 Stock Incentive Plan and forms of agreement thereunder.

10.18(b)#**	Form of Incentive Stock Option and Reverse Vesting Agreement (Change of Control).

10.18(c)#**	Form of Incentive Stock Option and Reverse Vesting Agreement.

10.18(d)#**	Form of Nonstatutory Stock Option and Reverse Vesting Agreement.

10.19#**	Contingent Equity Agreement, effective January 8, 2008, by and among ViewRay Incorporated, James F. Dempsey, Ph.D., Russell S. Donda, Jim Carnall and William Wells.

Exhibit Number	Description

10.20#*	ViewRay Incorporated 2015 Equity Incentive Award Plan.

10.21#*	Form of Indemnification Agreement for directors and executive officers.

10.22#**	Agreement, effective June 11, 2008, by and among ViewRay Incorporated, James F. Dempsey, Ph.D., William W. Wells, James D. Carnall and Russell S. Donda.

23.1**	Consent of independent registered public accounting firm.

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1**	Power of Attorney. Reference is made to the signature page to the Registration Statement.

*	To be filed by amendment.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.
#	Indicates management contract or compensatory plan.
**	Previously filed.